NEWS RELEASE

ViewCast Contact: Laurie Latham Chief Financial Officer Tel: +1 (972) 488-7200	Investor Contact: Dan Matsui Allen & Caron Tel: +1 (949) 474-4300

ViewCast Reports 2007 Third-Quarter & Nine-Month Results

24% Revenue Growth for Quarter; Positive EBITDA Continuing for Quarter, Nine Months

PLANO, Texas—November 14, 2007—ViewCast Corporation (OTCBB: VCST), a leader in advanced digital audiovisual products, today reported positive EBITDA on revenue growth and higher margins for third quarter and nine months ended September 30, 2007.

Revenues for the quarter rose 24 percent to $4.1 million, from $3.3 million in third-quarter 2006, fueled by increasing demand for Osprey capture cards and Niagara streaming encoding systems. Gross profit improved to $2.3 million, or 56 percent of revenues, from $1.8 million, or 55 percent of revenues, in third-quarter 2006.

Operating expenses were $2.4 million compared to $2.0 for third-quarter 2006. Operating expenses were higher mainly due to research and development for new products recently released and increased sales related activity. Operating loss was $78,404 compared to an operating loss of $172,174 for third-quarter 2006.

Net loss for the quarter declined to $157,522, which included $79,118 of interest expense, compared to a net loss of $416,650, which included $244,476 of interest and other expenses, for third-quarter 2006. Net loss per share for third-quarter 2007 was $(0.01) per share compared to $(0.02) for third-quarter 2006.

EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) for the third quarter was $26,580 compared to an EBITDA loss of $99,880 in third-quarter 2006. ViewCast management considers EBITDA an alternative measure of the Company’s operating performance.

Dave Stoner, president and chief operating officer of ViewCast, commented: “The rising number of alliances with OEMs and Internet technology leaders is beginning to generate incremental revenues, and a recent uptick in sales activity indicates the potential for further revenue growth. We intend to maintain strong gross margins to assure that the revenue growth we expect in fourth quarter and through 2008 further enhances EBITDA, cash flow and the bottom line.”

Revenues for nine months were $11.5 million compared to $9.7 million for the same period in 2006. Gross profit was $6.6 million, or 58 percent of revenues, compared to $5.4 million, or 55 percent of revenues, for the same period in 2006.

Operating expenses for nine months were $6.6 million compared to $6.5 million for the same period in 2006. Operating income for nine months was $9,624, compared to an operating loss of $1.2 million for nine-months 2006.

Net income for nine months was $55,980 compared to net loss of $1.9 million in the same period in 2006. Net loss per share for nine months was $(0.02) compared to $(0.10) per share for the first nine months of 2006.

EBITDA for nine-months 2007 improved by $1.2 million to $273,763 from $(970,752) for the same period in 2006.

Stoner continued: “Market conditions continue to be favorable for expansion of Internet video causing greater demand for encoding both standard definition (SD) and high definition (HD) content which could produce market growth rates of 20 percent to 40 percent. ViewCast is well-aligned for this growth with its Niagara encoders and Osprey capture cards which can process both SD and HD content into the industry-standard formats for delivery. The Company is also aligned with industry-leading technology and OEM partners to meet the requirements of our customers now and in the future. We believe these factors will contribute toward our objective of generating revenue growth in line with the market for the next three years, and to achieve these objectives we are planning to expand sales, marketing and research and development in a controlled manner balanced with revenue growth.”

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ViewCast Reports 2007 Third-Quarter & Nine-Month Results
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“While we had a solid quarter, we nevertheless invested in sales, marketing and product initiatives to drive future revenue growth,” Stoner added. “Our OEM business is generating substantial scheduled backlog for the remainder of 2007 and into 2008, which we expect to continue during the next year. Fourth-quarter orders are expected to exceed the prior year’s fourth-quarter order activity which is expected to result in additional year-over-year revenue growth, subject to timing of orders and shipments. In addition, new products introduced-the PCI Express-based Osprey 240, the award winning Osprey 700HD, and the latest release of Niagara SCX software with Adobe Live Flash encoding-should begin to contribute to sales in fourth-quarter 2007 and drive further growth in 2008.”

Laurie Latham, ViewCast chief financial officer, added: “We are pleased that during the first nine months of 2007 both product lines grew, with Osprey contributing 61 percent of sales and Niagara providing 39 percent. Year to date, Niagara produced strong sales growth with a 50 percent increase over 2006. With adjustments to our pricing policies and purchasing methods, and continuing cost control, we anticipate margins will increase during 2008 and have a positive effect on cash flow. Our expectation for revenue growth for full-year 2008 is in the range of 20 percent to 40 percent over full-year 2007 and is based on the expanding market opportunities, increasing number of customers with ongoing requirements for delivery of digital audio/visual media, enhancing current and new channels and alliances for additional reach to customers, and planned introductions of additional functionality and new products.”

About ViewCast Corporation
ViewCast is a global leader in digital audiovisual products utilized for processing and managing live and on-demand content for network delivery, including Osprey® capture cards and Niagara® streaming encoders. ViewCast capture cards, streaming encoders and management/control software enable broadcasters, corporate enterprises, government agencies, educational and religious organizations, and other entities to deliver programming and content over enterprise networks, mobile networks, and the Internet to PCs, laptops, handheld and mobile devices and IPTV set-top boxes. The Company utilizes direct and indirect sales channels and is partnered with industry-leading providers of networks, equipment, software and services for Internet and mobile applications.

ViewCast®, Osprey®, Niagara®, Niagara SCX®, GoStream®, SimulStream® and EZStream® are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. For more information, go to http://www.viewcast.com.

Safe Harbor Statement
Certain statements, including those made by Dave Stoner and Laurie Latham, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflects the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause the actual results to differ materially include, without limitation: the ability of the company to service its debt; possible future losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patent and avoid infringing upon third parties’ patents. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. All subsequent written and oral forward-looking statements attributable to ViewCast or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. ViewCast does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

[Financial Table to Follow]

ViewCast Reports 2007 Third-Quarter & Nine-Month Results
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VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands - except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Net sales	$3,299	$4,094	$9,741	$11,503

Cost of sales	1,489	1,792	4,377	4,864

Gross profit	1,810	2,302	5,364	6,639

Total operating expenses	1,983	2,380	6,532	6,629

Operating income (loss)	(173)	(78)	(1,168)	10

Total other income (expense)	(244)	(79)	(724)	46

Net income (loss)	$(417)	$(157)	$(1,892)	$56

Preferred dividends	(206)	(206)	(613)	(613)

Net loss applicable to
common stockholders	$(623)	$(363)	$(2,505)	$(557)

Net loss per common share:
Basic and Diluted	$(0.02)	$(0.01)	$(0.10)	$(0.02)

Weighted Average number of
common shares outstanding:
Basic and Diluted	25,628	32,066	25,628	31,591

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Net income (loss)	$(417)	$(157)	$(1,892)	$56

Depreciation and amortization	73	105	197	264

Total other (income) expense and income tax expense	244	79	724	(46)

EBITDA	$(100)	$27	$(971)	$274

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